Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report on Form 10-K , and to the incorporation by reference in the Registration Statement (Form S-8, File No. 333-164929) and in the related Prospectus, of our report dated September 23, 2011 on our audits of the consolidated balance sheets of American Rare Earths and Materials, Corp. as at June 30, 2011 and 2010 and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the two years ended June 30, 2011 and 2010.

/s/ MSCM LLP

MSCM LLP
Toronto, Canada
September 23, 2011